Exhibit 99.1

FOR IMMEDIATE RELEASE

China Valves Technology, Inc.	CCG Investor Relations
Ray Chen, VP of Investor Relations	Crocker Coulson, President
Tel: +1-650-281-8375	Tel: +1-646-213-1915
+86-13925279478	E-mail: crocker.coulson@ccgir.com
E-mail: raychen@cvalve.net	http://www.ccgirasia.com
http://www.cvalve.net/en/

China Valves Technology, Inc. Reaffirms Financial Guidance for
Fourth Quarter 2008

KAIFENG, CHINA, November 18, 2008 – China Valves Technology, Inc. (OTCBB: CVVT) ("China Valves” or the “Company"), a leading metal valve manufacturer with operations in the People's Republic of China (the “PRC”), today reaffirmed financial guidance for the fourth quarter of its fiscal year 2008.

China Valves expects net revenues for its fourth quarter of fiscal year 2008 ending December 31, 2008 to be in the range of $22.0 million to $24.0 million and net income to be in the range of $4.8 million to $5.3 million.

The Company’s guidance reflects its expectation that strong overall market demand for industrial valves will continue, and domestic market demand should increase because of the Chinese government’s recently announced economic stimulus plan that will target development of large infrastructure projects. In order to meet market demand for its products, the Company is renovating and expanding its production facilities to increase its manufacturing capacity and ability to produce new technology-intensive valve products. The Company plans to sell these products through its direct sales force to customers with which it has long term relationships and new customers in new industries. The Company’s guidance estimates exclude the impact of any potential acquisitions the company may make in the fourth quarter of fiscal year 2008.

 “China is still going through historically unprecedented economic growth and the Chinese government recognizes the importance of infrastructure development in China, both of which support growth in the industrial valves industry,” said Mr. Siping Fang, Chairman and CEO of China Valves. “Iron and steel prices have recently declined along with the costs of other materials needed to make valves. However, the average selling prices for products are not decreasing as much as the price decreases for raw materials, which should help support our profit margin in the fourth quarter of 2008. Over time, our product mix will be rebalanced as necessary to focus on sales of high margin high quality products to the sectors targeted for growth by the Chinese government and with evolving market demand.”

About China Valves Technology, Inc.

China Valves Technology, Inc. through its subsidiaries, Zhengzhou Zhengdie Valve Co, Ltd. and Henan Kaifeng High Pressure Valve Co., Ltd., is engaged in development, manufacture and sale of high-quality metal valves for the electricity, petroleum, chemical, water, gas and metallurgy industries. The Company has one of the best known brand names in China’s valve industry, and its history can be traced back to 1959 when it was first formed as a state-owned enterprise. The Company develops valve products by extensive research and development and owns a number of patents. It enjoys significant domestic market shares and exports to Asia and Europe.

Safe Harbor Statements

Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Such factors include, but are not limited to, the Company’s ability to develop and market new products, the ability to access capital for expansion, the ability to acquire other companies, changes from anticipated levels of sales, the ability to achieve guidance estimates, changes in national or regional economic and competitive conditions, changes in relationships with customers, changes in principal product profits and other factors detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission and other regulatory authorities.  The Company undertakes no obligation to update or revise to the public any forward-looking statements, whether as a result of new information, future events or otherwise.  This press release was developed by China Valves, and is intended solely for informational purposes and is not to be construed as an offer or solicitation of an offer to buy or sell the Company’s stock.  This press release is based upon information available to the public, as well as other information from sources which management believes to be reliable, but it is not guaranteed by China Valves to be accurate, nor does China Valves purport it to be complete.  Opinions expressed herein are those of management as of the date of publication and are subject to change without notice.

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